Renewal of Distribution Agreement

Agreement made this 7th day of August, 2019 by and between Nuveen Investment Trust III, a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, Nuveen Investments, LLC), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 15, 2019 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 15, 2020 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 15, 2020 and ratify and confirm the Agreement in all respects.

NUVEEN INVESTMENT TRUST III

By:	/s/ Diana R. Gonzalez
Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN SECURITIES, LLC

By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Virginia O’Neal